                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                Contact:
                                     Robert A. Virtue, President
                                     Douglas A. Virtue, Executive Vice President
                                     Robert E. Dose, Chief Financial Officer
                                     Virco Mfg. Corporation (310) 533-0474

VIRCO ISSUES SECOND QUARTER RESULTS

Torrance, California: September 16, 2003 - Virco Mfg. Corporation (AMEX: VIR) today released its second quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:

Following our interim report on July 17, when we announced the voluntary separation of 485 employees due to persistent sluggishness in our core classroom furniture market, order rates continued to decline. They now appear to have stabilized at about 25% below last year's rates for the comparable late-summer period.

From February through June, incoming order rates were running 14% below the prior year, a serious but not devastating decline that our preferred cost control methods of attrition and depreciation were capable of matching. In early July, concurrent with the release of lower state budgets, school districts reduced their furniture purchases another 11%.

At this point we took immediate action, announcing the voluntary severance that was completed two weeks later. After three more weeks of analyzing incoming orders and adjusting operating costs, we determined that deeper cuts were necessary. As a result, we laid off 160 employees during the first week of September. This brings the total number of employees lost this year through attrition, voluntary separation and layoff to 775, or 38% of our workforce. This is the largest workforce reduction in our history and it reflects the worst decline in school spending we've seen in 53 years of serving this market.

Here are the numbers for the second quarter and the first six months, with non-recurring severance and layoff expenses highlighted:

                                                      Three Months Ended              Six Months Ended
                                                  --------------------------     -------------------------
                                                  07/31/2003      07/31/2002     07/31/2003     07/31/2002
                                                  ----------      ----------     ----------     ----------
                                                             (in thousands except per share data)
Sales                                              $ 65,861        $ 83,164       $ 97,041        $124,332
Cost of Sales                                        44,895          52,175         65,664          79,044
                                                   --------        --------       --------        --------
Gross Margin                                         20,966          30,989         31,377          45,288
Selling, General & Administrative                    21,844          24,005         38,834          41,808
SEPARATION CHARGES                                    7,788              --          7,788              --
                                                   --------        --------       --------        --------
Income before Taxes                                  (8,666)          6,984        (15,245)          3,480
Income Tax expense                                     (380)          2,724         (2,946)          1,357
                                                   --------        --------       --------        --------
Net Income                                         $ (8,286)       $  4,260       $(12,299)       $  2,123
                                                   ========        ========       ========        ========
Net Income per share - assuming dilution (a)       $  (0.63)       $   0.32       $  (0.93)       $   0.16
Weighted average shares outstanding -
Assuming dilution (a)                                13,095          13,487         13,247          13,507

(a) For fiscal year 2003, net loss per share was calculated based on basic shares outstanding at July 31, 2003, due to the anti-dilutive effect on the inclusion of common stock equivalent shares.


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

                                     07/31/2003            01/31/2003
                                     ----------            ----------
Current Assets                        $92,954               $66,068
Non-current Assets                     83,426                88,728
Current Liabilities                    86,902                27,320
Non-Current Liabilities                19,709                44,702
Stockholders Equity                    69,769                82,774

It is now clear that we will suffer a substantial loss for the year, only the fourth time in our history that this has happened. In addition to the workforce reductions already discussed, we will be taking the following actions to return Virco to profitability:

      - Quarterly cash dividend payments will be suspended until solid profitability returns

      -     The traditional 10% stock dividend will also be suspended

      - Pensions will be frozen effective January 1, 2004, although all outstanding obligations will be funded at our current conservative discount rate and investment return assumptions

      -     Stock repurchases will be limited to $250,000 per year

In total, our non-recurring costs for downsizing the company will be approximately $14,500,000, all of which will be recognized in the current year. Anticipated annual savings from these actions are $25,000,000 to $30,000,000, not including volume-related savings such as raw material, freight, utilities, and interest.

This approximate 2:1 ratio of annual savings to restructuring costs compares favorably to other restructurings reported by publicly held furniture manufacturers during the current recession. On average, the ratio of annual savings to restructuring costs runs about 1:1, primarily because the process of shutting down factories, as opposed to simple workforce reductions, entails the additional expense of inventory liquidation, machinery write-offs, etc.

Our current loan with Wells Fargo contains certain covenants that we will not meet this year. We are re-negotiating the loan to match it to our strength, which is our asset base. During the negotiations Wells Fargo has waived the second quarter covenants and we expect to have a new facility in place by the end of the third quarter. Tight inventory controls and continued low levels of capital expenditures should permit us to finish the year with less outstanding debt than in 2002, although we won't meet our goal of being debt-free.

In spite of a year-to-date sales decline of 23% and a beginning summer inventory 14% higher than last year's, our inventory as of this writing was $562,000 lower than on the same date last September. Our ability to control inventories in the face of uncertain market conditions is due to the maturation of Assemble-to-Ship
(ATS), which we've explained in prior releases, and this year's associated seasonal shifting of employees. These combined programs allowed us to build much of the summer's inventory before June, then shift our experienced workers to the field where they performed deliveries and installations. We received such positive reviews from customers on the quality of our own installation teams that we intend to expand this program next year. Formerly, we used temporary labor for the bulk of this work.

Obviously the key question is "What does the future hold?" Next year will very likely be a repeat of this one in terms of state and school district spending. This means our volume will probably come in below $200,000,000. If we're reasonably close to this number, the cuts we've made should generate a profit in fiscal 2004. Incoming order rates are being monitored closely and if they fall further, we will make proportionate adjustments.

One area where we're not cutting back is new product development. Technology continues to transform both classrooms and curricula, and we feel compelled to support this evolution. We're also re-engineering several traditional product lines to take advantage of ATS. The benefits of these two initiatives have been obscured by recession, but we continue to believe in their viability.


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
This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: the anticipated suspension of dividends and reduction of stock repurchases, our ability to successfully renegotiate our credit line with Wells Fargo, our business strategies, our ability to continue to control costs and inventory levels, our ability to reduce debt by year's end, the potential impact of our Assemble-to-Ship program on earnings, market demand pricing and seasonality, and the company's prospects for the future. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which we conduct our principal business activities, customer confidence, and competition. See our Annual Report on Form-10K for year ended January 31, 2003, and other materials filed with the Securities and Exchange Commission for further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

                                  END OF FILING


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